Exhibit 10.1

December 18, 2015

David R. Heinz

Dear David:

The terms of your employment relationship (that began on January 13, 2014) with Ocean Power Technologies, Inc. (the Company or OPT) are set forth in the certain letter (signed by both OPT and yourself) dated December 30, 2013. Therein, the terms of your severance provisions are set forth on the third unnumbered page in the third full paragraph. Of particular relevance to this letter, those severance provisions require the Company to provide you with six (6) months of severance pay if you are terminated (other than for cause or incapacitation) prior to your 720th day of employment with the Company.

This past week the Company has been discussing with you the termination of your employment, and based upon those discussions the Company understands that as part of such a termination you desire to have vested the matching contributions made by OPT to your 401k plan, which vesting can only occur if your termination were to be effective on or after January 13, 2016. OPT is amenable to your request provided you are willing to change the date (in the letter of December 30, 2013) prior to which your severance payment would amount to six months of base salary. Accordingly, OPT and you hereby agree to change the wording “… after 720 days from your commencement of your work for the Company …” that is contained in the third full paragraph on the third page of that letter dated December 30, 2013 to read “… after 735 days from your commencement of your work for the Company …”. The entirety of the revised paragraph is provided below:

“In the event you terminate your employment with the Company for Good Reason or the Company terminates your employment for any reason other than (i) for Cause or (ii) because you cannot perform your services as a result of physical or mental incapacitation, you will receive the following severance: if such termination occurs after 180 days from your commencement of work with the Company for a period of 3 months following your date of termination the Company will continue to pay to you your Base Salary, and will pay medical and dental benefits under the Company’s medical and dental plans then in effect; if such termination occurs after 360 days from your commencement of work with the Company for a period of 6 months following your date of termination the Company will continue to pay to you your Base Salary, and will pay medical and dental benefits under the Company’s medical and dental plans then in effect; if such termination occurs after 735 days from your commencement of work with the Company for a period of 12 months following your date of termination the Company will continue to pay to you your Base Salary, and will pay medical and dental benefits under the Company’s medical and dental plans then in effect. In connection with each of the three foregoing cases of severance, whichever is applicable, the Company will reimburse you for up to $10,000 for actual costs incurred by you in connection with, and directly related to, your relocation to another domicile in the U.S. within 12 months of the date of your termination.”

1590 Reed Road

Pennington, NJ 08534 USA

Tel: 609-730-0400 - Fax: 609-730-0404

The remaining provisions of that certain letter dated December 30, 2013 remain unchanged by this letter agreement.

Please evidence your agreement with the change to the letter dated December 30, 2013 by signing and dating in the space provided below, and then return to me this fully signed letter no later than 5 pm EST tomorrow, Saturday, December 19, 2015.

Sincerely,

/s/ George H. Kirby

George H. Kirby

OPT President & CEO

AGREED TO:	/s/ David R. Heinz	December 18, 2015
	David R. Heinz	Date

1590 Reed Road

Pennington, NJ 08534 USA

Tel: 609-730-0400 - Fax: 609-730-0404